Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Sequa Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-82211) on Form S-8 and (No. 333-118684) on Form S-8 of Sequa Corporation of our report dated March 16, 2007, with respect to the consolidated balance sheets of Sequa Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended  and the related financial statement schedule, and our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Sequa Corporation. Our report refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” as of January 1, 2006, and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans – An Amendment of FASB Statements No. 87, 88, 106 and 132(R),” as of December 31, 2006.

KPMG LLP

New York, New York

March 16, 2007